EXHIBIT 99.1

Berkshire Promotes Marotta and Gray to New Roles;
Announces Other Executive Promotions; Provides Strong Q3 Guidance
Expansion of Executive Team Supports Culture and Growth

PITTSFIELD, MA – September 24, 2015 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) has announced the promotion of Richard Marotta to President of Berkshire Bank and Sean Gray to Chief Operating Officer of the Bank.

Additionally, the Bank promoted the following executives to Senior Executive Vice President: George Bacigalupo, Josephine Iannelli, and Linda Johnston.   Berkshire Bank has also promoted eight to the executive team, broadening the responsibilities of these leaders and creating a more effective operating structure.

Michael Daly, Chief Executive Officer of the Bank and the Company stated, "Richard and Sean are results driven, high integrity leaders that have been integral to the growth of this company and this promotion reflects their contributions.  As we continue to execute on our strategic vision, their leadership and ability is increasingly important to our success in driving the America's Most Exciting Bank® culture across our franchise."

"We are also recognizing the accomplishments of other current executives and expanding our overall executive team.  This reorganization is a natural extension of the strong growth Berkshire has experienced and positions us well for future growth and expansion.  We believe the best way to accelerate our company's progress is to empower the next level of leadership through more engagement and greater accountability.  We’re proud of the bench we've built and our ability to promote from within. I have no doubt that this leadership team will drive Berkshire to new heights in performance, integrity and culture."

CEO Daly went on to say, "We are pleased with our performance so far this year and we anticipate another solid quarter marked by double-digit annualized loan growth and improved earnings.  We currently expect to deliver core EPS of $0.52 per share in the third quarter, marking seven straight quarters of earnings growth.  With the new team in place, I'm excited about the opportunities in front of us and our ability to continue to capitalize on them."

As President of the Bank, Mr. Marotta will be responsible for all aspects of administration, risk, and infrastructure, including people and systems, compliance and credit.  He has been serving Berkshire as EVP, Chief Risk and Administrative Officer since 2013. Mr. Marotta joined the Company as EVP, Chief Risk Officer in 2010 from KeyBank, where he was Executive Vice President and Group Head, Asset Recovery.

As Chief Operating Officer of the Bank, Mr. Gray will be responsible for the operating teams of the bank, including retail, commercial, small business, home lending, wealth management and insurance.  Mr. Gray has been serving Berkshire as EVP, Retail Banking since 2010.   He joined Berkshire as First VP, Retail Banking in 2006 from Bank of America where he was VP, Consumer Marketing Manager in eastern Massachusetts.

The new members of the Bank’s executive team come from across the company and have all demonstrated strong leadership skills in their time at Berkshire.

•
Michael Carroll - Executive Vice President, Chief Risk and Credit Officer.  Mr. Carroll has been serving as SVP, Chief Credit Officer of Berkshire since 2013 and joined the company as SVP, Regional Commercial Leader from Key Bank in 2009.  He reports to Mr. Marotta and is responsible for managing the risk and credit departments of the bank.

•
James Curran - Executive Vice President, Regional Commercial Leader – Central Massachusetts and Connecticut.  Mr. Curran joined Berkshire as SVP, Central Massachusetts Leader in 2011 from Sovereign Bank; he reports to Mr. Bacigalupo.

•
Mark Foster - Executive Vice President, Regional Commercial Leader – Eastern Massachusetts and ABL.  Mr. Foster joined Berkshire as SVP, Asset Based Lending in 2009 from TD Bank; he reports to Mr. Bacigalupo.

•
Tami Gunsch - Executive Vice President, Retail Banking.  Ms. Gunsch joined Berkshire from Citizens Bank in 2009 as First VP, Retail Banking and was promoted to SVP in 2011.  She reports to Mr. Gray, and will be responsible for all aspects of the retail banking consumer experience including branch operations and consumer lending.

•
Scott Houghtaling - Executive Vice President, Regional Commercial Leader – New York.  Mr. Houghtaling joined Berkshire as SVP, Commercial Leader NY in 2014 from RBC Citizens; he reports to Mr. Bacigalupo.

•
Allison O'Rourke - Executive Vice President, Investor Relations and Financial Institution Banking.  Ms. O'Rourke is currently SVP, Investor Relations Officer, and joined the bank in 2013 from NYSE Euronext.  She will report to Mr. Daly and Mr. Marotta and is responsible for all aspects of investor strategy and communications, and developing Berkshire's financial institution and wholesale channels.

•
Deborah Stephenson - Executive Vice President, Compliance and Regulatory.  Ms. Stephenson joined Berkshire in 2014 as SVP Chief Compliance Officer from Country Bank where she served as the Executive Division Leader for retail banking, human resources and training.  She reports to Mr. Marotta and is responsible for all aspects of the bank's regulatory compliance programs.

•
Gary Urkevich - Executive Vice President, IT and Project Management.  Mr. Urkevich joined the Bank in 2011 as VP, Corporate Initiatives from SABIC Innovative Plastics and was promoted in 2013 to SVP, Information Systems and Technology.  He reports to Mr. Marotta and is responsible for maintaining and enhancing the IT infrastructure of the bank along with Six Sigma and strategic initiatives run through project management.

Mr. Marotta, Mr. Gray and Ms. Iannelli have also been named Senior Executive Vice Presidents of the Company.  All promotions are effective immediately.

BACKGROUND
Berkshire Hills Bancorp is the parent of Berkshire Bank – America's Most Exciting Bank®. The Company has over $7.5 billion in assets and 93 full-service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

CONTACTS
Investor Relations Contact
Allison O’Rourke; EVP, Investor Relations Officer; 413-236-3149

Media Contact
Elizabeth Mach; First Vice President, Marketing; 413-445-8390